Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Third Quarter Results
Torrance, California — December 7, 2006 — Virco Mfg. Corporation (AMEX: VIR) today released its third quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:
The positive trends of the first two quarters continued into the third quarter, producing a $12.2 million year-to-date improvement in net income through nine months. Sales for the third quarter increased 4.5%, to $73.7 million from $70.5 million, generating a profit of $5.8 million compared to a loss of $2.2 million last year. Through nine months sales have increased 4.0%, to $186.8 million from $179.6 million, generating a net profit of $10.4 million versus a loss of $1.8 million. Here are the numbers:

	Three Months Ended		Nine Months Ended
	10/31/2006	10/31/2005	10/31/2006	10/31/2005
	(in thousands, except per share data)
Sales	$73,678	$70,484	$186,788	$179,644
Cost of sales	46,586	50,400	119,819	123,649

Gross margin	27,092	20,084	66,969	55,995
Selling, general & administrative & other	21,139	22,418	56,331	57,896

Income (loss) before taxes	5,953	(2,334)	10,638	(1,901)
Income tax expense (benefit)	120	(140)	240	(109)

Net income (loss)	$5,833	$(2,194)	$10,398	$(1,792)

Net income (loss) per share — basic	$0.41	$(0.17)	$0.77	$(0.14)
Net income (loss) per share — diluted	$0.41	$(0.17)	$0.77	$(0.14)

Weighted average shares outstanding — basic	14,362	13,146	13,475	13,111

Weighted average shares outstanding — diluted	14,364	13,357	13,499	13,350

	10/31/2006	01/31/2006	10/31/2005
	(in thousands)
Current assets	$57,041	$52,246	$50,009
Non-current assets	59,484	62,474	62,947
Current liabilities	31,112	36,758	28,345
Non-current liabilities	30,363	38,862	36,877
Stockholders’ equity	55,050	39,100	47,734
Four key elements are responsible for this year’s improved results:
1.	Higher selling prices, which have finally caught up with escalating raw material costs;

2.	Balance between operating costs and revenue, achieved through three restructurings and accumulated depreciation of property, plant and equipment;

3.	Levelized factory output, and related manufacturing efficiencies that moderated quarterly results through the even distribution of overhead absorption; and

4.	Equipment for Educators™, which reinforced our position as the innovation leader in complete furniture, fixtures and equipment solutions for K-12 learning environments.
The impact of these factors is most easily illustrated in a year-over-year comparison of quarterly results. Two things stand out: the dramatic improvement of this year’s third quarter compared to last year’s, and the similarity between this year’s second and third quarters. Last year’s third quarter was negatively impacted by Hurricane Katrina and the last of our restructurings. The similar results of this year’s second and third quarters are more typical of our historic pattern and are due to the combined effects of items 1 — 4 above.
     Comparison of Quarterly Results Through Nine Months, 2006 vs. 2005

	First Quarter		Second Quarter		Third Quarter
	2006	2005	2006	2005	2006	2005
	(in thousands, except percentages)
Sales	$34,515	$33,254	$78,595	$75,906	$73,678	$70,484
Gross margin	$11,494	$9,407	$28,383	$26,504	$27,092	$20,084
GM/% to sales	33.3%	28.3%	36.1%	34.9%	36.8%	28.5%

SG&A and others	$14,761	$15,090	$20,431	$20,388	$21,139	$22,418
SG&A/% to sales	42.7%	45.4%	26.0%	26.9%	28.7%	31.8%

Net (loss) income	$(3,267)	$(5,683)	$7,832	$6,085	$5,833	$(2,194)
Current market conditions and better balance between revenue and operating expense suggest that these trends may be sustainable. We expect to incur a loss in the fourth quarter but it will be smaller than last year’s. Tax obligations for this year’s profit will be negligible due to net operating loss (NOL) carry-forwards.
Our turnaround has not been accomplished through a “harvest strategy” that mortgages the future by failing to invest in new products and services. On the contrary, we have more new products in the pipeline than at any time in the past decade. Several will be introduced early next spring for the 2007 delivery season. We’ve also continued to enhance the productivity and versatility of our infrastructure, most recently through the addition of injection- and compression-molding equipment, a chrome plating line, and automated tooling to support new products. We’ll be unveiling a new website this winter that incorporates many features from our proprietary PlanSCAPE® software, as well as the convenience of on-line B2B ordering for our direct public school customers.
All of our product development and infrastructure enhancements have been accomplished within a very disciplined capital expenditures budget that remains substantially below the annual depreciation of our property, plant and equipment (PP&E). We said several years ago that as we digested the extraordinarily large investments of the late 1990s, our new infrastructure would transform itself from a burden into an operating annuity. That process is now nearing completion.

At the beginning of 1998, immediately before our major expansion in Conway, PP&E of $37.5 million generated annual depreciation of $7.1 million. At the beginning of 2002 those figures increased to $94.6 million and $15.8 million, respectively. By the end of this year PP&E will have declined to approximately $48 million, with annual depreciation of about $7 million.
The high productivity of recent capital expenditures has encouraging financial implications for the future. We believe this low-cost model of organic growth offers potential for better returns on invested capital, especially as Equipment for Educators™ reaches critical mass and begins to generate unit volume growth. Although we prefer this approach because of its financial efficiency, we also remain vigilant for strategic acquisitions that meet our product assortment, cost and integration requirements.
We usually wait until year-end to thank our shareholders, employees, customers, financial partners, and suppliers for their support. Under the circumstances we feel those thanks are due now. By giving thanks we’re not saying that we’re done. On the contrary, we intend to continue the initiatives that have carried us through this difficult period with even more diligence in the coming years.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2006, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing